Exhibit 14.1

PACIFIC GOLDRIM RESOURCES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Compliance with Laws, Rules and Regulations
The Company shall conduct all activities in a lawful manner consistent with the highest standards of honesty, integrity, and ethics.

2.	Conflicts of Interest

The Company shall exercise reasonable and prudent professional judgment and shall otherwise act in the best interest of the Company. Conflicts of interest involving those with whom the Company participates in business with should be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee.

3.	Insider Trading
Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

4.	Competition and Fair Dealing
The Company shall provide services in a competent, efficient and fair manner. We seek to outperform our competition fairly and honestly.

5.	Financial Reporting and Record Keeping

The Company shall ensure that the Company’s filings with the Securities and Exchange Commission and other relevant regulatory authorities be accurate and timely. Company personnel are obligated to act with honesty and integrity, provide information that is accurate, complete, objective and timely and to comply with the rules and regulations of federal, state and local governments and other relevant regulatory authorities.

6.	Discrimination and Harassment
The Company will not tolerate any illegal discrimination or harassment of any kind.

7.	Health and Safety

The Company will strive to provide a safe and healthy work environment by following safety and health rules and practices. Violence and threatening behavior are not permitted. The use of illegal drugs in the workplace will not be tolerated.

8.	Confidentiality
The Company will maintain the confidentiality of confidential information entrusted to them.

9.	Protection and Proper Use of Company Assets
The Company shall endeavor to protect its assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability.

10.	Waivers of the Code of Ethics
Any waiver of this Code may be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

11.	Compliance Procedures
The Company will work to ensure prompt and consistent action against violations of this Code.